                                                                     Exhibit D9


                            UNITED STATES OF AMERICA

                         NUCLEAR REGULATORY COMMISSION


IN THE MATTER OF                              )
GPU NUCLEAR, INC.,                            )
METROPOLITAN EDISON COMPANY,                  )
JERSEY CENTRAL POWER & LIGHT                  )              DOCKET NO. 50-320
COMPANY, AND PENNSYLVANIA                     )
ELECTRIC COMPANY                              )
                                              )
(THREE MILE ISLAND                            )
NUCLEAR STATION, UNIT NO. 2)                  )

                  ORDER APPROVING APPLICATION REGARDING MERGER

                       OF GPU, INC. AND FIRSTENERGY CORP.
                                       I.

      Metropolitan Edison Company (Met Ed) owns 50 percent, Jersey Central Power & Light Company (JCP&L) owns 25 percent, and Pennsylvania Electric Company (Penelec) owns 25 percent of the Three Mile Island Nuclear Station, Unit No. 2 (TMI-2), located in Dauphin County, Pennsylvania. GPU Nuclear, Inc. (GPUN) maintains the facility on behalf of the owners.

      Met Ed, JCP&L, and Penelec are electric utilities that are engaged principally in the sale and distribution of electric energy in Pennsylvania and New Jersey in accordance with rates authorized by the respective public utilities commissions. GPUN, Met Ed, JCP&L, and Penelec, which are all subsidiaries of GPU, Inc., together hold Facility Possession-Only License No. DPR-73 for the TMI-2, issued by the U.S. Nuclear Regulatory Commission (NRC or the Commission) pursuant to 10 CFR Part 50 on September 14, 1993.
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                                      -2-

                                      II.

      Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and 10 CFR 50.80, GPUN and FirstEnergy Corp. (FE) jointly filed an application dated September 26, 2000, which was supplemented by submittals dated September 27, November 9, November 14, 2000 and February 7, 2001 (collectively herein referred to as the application), requesting the Commission's approval to the indirect transfer of the TMI-2 license in connection with the proposed corporate merger involving GPU, Inc. and FE. The applicants informed the Commission that GPU, Inc. the parent holding company of GPUN, Met Ed, JCP&L, and Penelec, is planning to be merged with and into FE. FE will remain as the surviving corporation in this transaction.

      Upon consummating the merger, FE will become a registered holding company under the Public Utility Holding Company Act of 1935, and GPUN, Met Ed, JCP&L, and Penelec, currently subsidiaries of GPU, Inc., will become direct or indirect wholly-owned subsidiaries of FE. No physical changes to the TMI-2 facility or operational changes are being proposed in the application. GPUN, the TMI-2 licensee authorized to maintain the facility, and Met Ed, JCP&L, and Penelec, the licensed owners of TMI-2, will continue to be so following the merger. No direct transfer of the license will result from the planned merger. Notice of this request for approval was published in the Federal Register on November 30, 2000 (65 FR 71336). No hearing requests or written comments were received.

      Under 10 CFR 50.80, no license shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission gives its consent in writing. Upon review of the information submitted in the application and other information before the
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                                       -3-


Commission, the NRC staff has determined that the proposed merger of GPU, Inc. with and into FE will not affect the qualifications of GPUN, Met Ed, JCP&L, and Penelec as holders of the TMI-2 license, and that the indirect transfer of the license, to the extent effected by the merger, is otherwise consistent with applicable provision of laws, regulations, and orders issued by the Commission subject to the conditions set forth herein. These findings are supported by a Safety Evaluation dated March 7, 2001.

                                      III.

      Accordingly, pursuant to Sections 161b, 161i, 161o, and 184 of the Atomic Energy Act of 1954, as amended, 42 USC Sections 2201(b), 2201(i), 2201(o), and 2234; and 10 CFR 50.80, IT IS HEREBY ORDERED that the application regarding the indirect license transfer referenced above is approved subject to the following conditions:

      (1) Met Ed, JCP&L, and Penelec, as applicable, shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Met Ed, JCP&L, or Penelec, respectively, to its proposed direct or indirect parent or to any affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of the subject licensee's consolidated net utility plant, as recorded on the respective licensee's books of account; and

      (2) should the merger of GPU, Inc. and FE not be completed by March 1, 2002, this Order shall become null and void, provided, however, upon application and for good cause shown, such date may be extended.

                                       IV

      For further details with respect to this Order, see the initial application dated September 26, 2000, and supplemental submittals dated September 27, November 9, November 14, 2000, and February 7, 2001 and the Safety Evaluation dated March 7, 2001. which are available for inspection at the Commission's Public Document Room, U.S. Nuclear
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                                      -4-


Regulatory Commission, One White Flint North, Room 0-1 F21,11555 Rockville Pike, Rockville, MD 20852-2738, and accessible electronically through the ADAMS Public Electronic Reading Room link at the NRC Web site (http://www.NRC.gov).

                                FOR THE NUCLEAR REGULATORY COMMISSION



                                /s/ Samuel J. Collins
                                Samuel J. Collins, Director
                                Office of Nuclear Reactor Regulation


Dated at Rockville, Maryland
this 7th day of March 2001

[U.S. NUCLEAR                    UNITED STATES.
REGULATORY
COMMISSIONS SEAL]         NUCLEAR REGULATORY COMMISSION

                           WASHINGTON, D.C. 20555-0001


          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION

           PROPOSED INDIRECT TRANSFER OF LICENSE CONCERNING THE MERGER

                     BETWEEN FIRSTENERGY CORP. AND GPU, INC.

          METROPOLITAN EDISON COMPANY, JERSEY CENTRAL POWER AND LIGHT

         COMPANY, PENNSYLVANIA ELECTRIC COMPANY AND GPU NUCLEAR. INC.

                  THREE MILE ISLAND NUCLEAR STATION. UNIT N0. 2

                  FACILITY POSSESSION-ONLY LICENSE N0. DPR-73

                                DOCKET No. 50-320


1.0   INTRODUCTION

By application dated September 26, 2000, as supplemented by submittals dated September 27, November 9, November 14, 2000 and February 7, 2001, GPU Nuclear, Inc. (GPUN) and FirstEnergy Corp. (FE) requested, pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and Section 50.80 of Title 10 of the Code of Federal Regulations (10 CFR 50.80), that the U.S. Nuclear Regulatory Commission (NRC or the Commission) consent to the indirect transfer of Facility Possession-only License No. DPR-73, for the Three Mile Island Nuclear Station, Unit No. 2 (TMI-2), located in Dauphin County, Pennsylvania. The license is currently held by GPUN, which maintains the facility and is responsible for decommissioning activities, and Metropolitan Edison Company (Met Ed), Jersey Central Power & Light Company (JCP&L), and Pennsylvania Electric Company (Penelec), the owners of the facility. The indirect transfer, more fully described below, will result from a merger of FE and GPU, Inc. (GPU), the parent holding company of GPUN, Met Ed, JCP&L, and Penelec. The supplemental submittals contained clarifying information and did not expand the scope of the application as originally noticed in the Federal Register (65 FR 71336, published November 30, 2000). No hearing requests or written comments were received.

2.0   BACKGROUND

Met Ed owns 50 percent of TMI-2, JCP&L owns 25 percent, and Penelec owns 25 percent. Met Ed, JCP&L, and Penelec are electric utilities that are engaged principally in the sale and distribution of electric energy in Pennsylvania and New Jersey in accordance with rates authorized by the respective public utilities commissions. TMI-2 has permanently ceased operations and is in decommissioning under GPUN authority.
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                                       -2-


Under the Agreement and Plan of Merger between FE and GPU (Merger Agreement), GPU shall be merged with and into FE, an Ohio corporation. FE shall be the surviving corporation and will continue its existence under the laws of the State of Ohio, and will become a registered holding company under the Public Utility Holding Company Act of 1935. Outstanding shares of GPU common stock, par value $2.50 per share, will be purchased by FE, exchanged for FE common stock, or exchanged for a mixture of cash and shares of FE common stock, as specified in the Merger Agreement. Upon closing of the merger, GPUN, Met Ed, JCP&L, and Penelec will become direct or indirect wholly-owned subsidiaries of FE. Met Ed, JCP&L and Penelec will continue to be the owners of TMI-2, and GPUN will continue to maintain and decommission the facility. Thus, the merger will result in the indirect transfer of control to FE of the interests held by GPUN, Met Ed, JCP&L, and Penelec in the TMI-2 license.

3.0   FINANCIAL QUALIFICATION ANALYSIS

Met Ed, JCP&L, and Penelec are responsible for the costs associated with maintaining and decommissioning TMI-2, according to the application. Pursuant to 10 CFR 50.33(f), an electric utility is not required to demonstrate its financial qualifications. Section 50.2 of 10 CFA states that an electric utility is "any entity that generates or distributes electricity and which recovers the cost of this electricity, either directly or indirectly, through rates established by the entity itself or by a separate regulatory authority."

The applicants state that after the proposed merger, Met Ed, JCP&L, and Penelec will continue to be electric utilities providing the same utility services as they did immediately prior to the merger and will remain under the jurisdictions of the Pennsylvania Pubic Utility Commission, New Jersey Public Utility Commission, and the Federal Energy Regulatory Commission. Accordingly, as electric utilities, their financial qualifications are presumed to be adequate by 10 CFR 50.33(f) and no other specific demonstration of financial qualifications is required. However, in view of the NRC's concern that corporate restructurings or mergers involving new parents or affiliates can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition related license transfer approvals upon a requirement that the licensee not transfer significant assets from the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility, as applicable. Thus, the following is to be made a condition of the order approving the proposed indirect transfer:

      Met Ed, JCP&L, and Penelec, as applicable, shall provide to the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Met Ed, JCP&L, or Penelec, respectively, to its proposed direct or indirect parent or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of the subject licensee's consolidated net utility plant, as recorded on the respective licensee's books of account.

In consideration of the foregoing, the staff concludes that the proposed merger will not affect the financial qualifications of Met Ed, JCP&L and Penelec. Further, no changes to the financial qualifications of GPUN, to the extent relevant, are indicated as a result of the merger.
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                                      -3-


4.0   DECOMMISSIONING FUNDING ASSURANCE

The NRC has determined that the requirements to provide assurance of decommissioning funding and provision of an adequate amount of decommissioning funding are necessary to ensure the adequate protection of public health and safety. NRC regulations require information showing "reasonable assurance... that funds will be available to decommission the facility" as stated in 10 CFR 50.33(k).

4.1   TMI-2 Decommissioning Funding Assurance

Met Ed, JCP&L, and Penelec are providing financial assurance for decommissioning in proportion to their ownership interests in TMI-2 through external sinking funds in which deposits are made at least annually. Met Ed, JCP&L, and Penelec continue to be eligible to use this method of decommissioning funding assurance by virtue of their continuing ability to recover costs under cost-of-service rate regulation after the proposed merger. After the proposed merger, Met Ed, JCP&L, and Penelec will remain responsible for the decommissioning liabilities associated with their ownership interests in TMI-2 and will continue to fund their decommissioning trusts for TMI-2 in accordance with NRC regulations and the requirements of the Pennsylvania Public Utilities Commission and the New Jersey Public Utilities Commission. Thus, the staff concludes the proposed merger will not affect the decommissioning funding arrangements of Met Ed, JCP&L and Penelec for TMI-2.

5.0   TECHNICAL QUALIFICATIONS

As indicated earlier, GPUN will continue to be the licensee responsible for maintaining and decommissioning TMI-2. The application states that the qualifications of the plant management and technical organization will be unchanged by the merger since the current GPUN nuclear organizations and personnel will continue to be responsible for maintaining and decommissioning TMI-2 after the merger. Therefore, the staff concludes that the merger will not affect the technical qualifications of GPUN as holder of the authority under the TMI-2 license to maintain and decommission the facility.

6.0   ANTITRUST REVIEW

The Atomic Energy Act does not require or authorize antitrust reviews of post-operating license transfer applications. Kansas Gas and Electric Co., et al, (Wolf Creek Generating Station, Unit 1), CLI-99-19,49 NRC 441,468 (1999). Therefore, since the transfer application postdates the issuance of the operating license for TMI2, no antitrust review is required or authorized.

7.0   FOREIGN OWNERSHIP, CONTROL, 0R DOMINATION

As discussed previously, after the proposed merger between FE and GPU is completed, FE will become the surviving corporation, and the outstanding shares of GPU common stock will be purchased by FE, exchanged for FE common stock, or exchanged for a mixture of cash and shares of FE common stock, as specified in the Merger Agreement. FE is, and will remain after the proposed merger, a corporation organized and existing under the laws of the State of Ohio. The application states:
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                                      -4-

      Subsequent to the merger, the board of directors of FE, the surviving corporation, will be comprised of 16 members, including ten members to be designated by FE's current board of directors and six members to be designated by GPU, Inc.'s current board of directors. All current directors and principal officers of FE are U.S. citizens. After the merger, all principal officers of FE, and all of the ten directors to be appointed by FE's board will be U.S. citizens. With the possible exception of one of GPU, Inc.'s existing directors, who is a citizen of the United Kingdom, it is also anticipated that the six directors to be designated by GPU, Inc. for the merged company will also be U.S. citizens. FE is not now, nor will it be after the merger, owned, controlled, or dominated by an alien, foreign corporation, or foreign government.

The February 7, 2001, supplemental submittal confirmed that all current principal officers and directors of FE, GPU, Inc. (with the exception of one GPU, Inc. director who is a citizen of the United Kingdom), Met Ed, JCP&L and Penelec, are U.S. citizens. As discussed in the application, decisions regarding maintenance and decommissioning of TMI-2 will continue to be made by GPUN. The application also states:

      GPUN, Met Ed, JCP&L, and Penelec, are not now, nor will they be after the merger, owned, controlled, or dominated by an alien, foreign corporation or foreign government, nor are such companies acting as representatives of any other person in this application ....

Notwithstanding the possible existence of one non-U.S. citizen on the FE board of directors comprising sixteen members, the NRC staff does not know or have reason to believe that GPUN, Met Ed, JCP&L, or Penelec will be owned, controlled, or dominated by foreign interests following the proposed merger,

8.0   ENVIRONMENTAL CONSIDERATION

The subject application is for approval of the indirect transfer of a license issued by the NRC. Accordingly, the action involved meets the eligibility criteria for categorical exclusion set forth in 10 CFR 51.22(c)(21). Pursuant to 10 CFR 51.22(b), no environmental impact statement or environmental assessment need be prepared in connection with approval of the application.

9.0   CONCLUSION

In view of the foregoing, the NRC staff concludes that the proposed merger of FE and GPU will not affect the qualifications of GPUN, Met Ed, JCP&L, and Penelec as holders of the TMI-2 license, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant thereto, subject to the condition discussed earlier in this safety evaluation regarding the notification of significant asset transfers.

Principal Contributors:      D. Collins
                             R. Eckenrode
                             J. Minns

Dated: March 7, 2001